Exhibit 99.1

FOR IMMEDIATE RELEASE

MATRIX SERVICE JOINS NEW RUSSELL MICROCAP INDEX

Index Membership Will Go Into Effect Immediately

TULSA, OK – June 30, 2005 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today announced that it was named as a member of the new Russell Microcap™ Index when the broad-market index was reconstituted June 24, 2005 by Frank Russell Company. Index membership will go into effect immediately as of July 1 and will remain in place for one year.

Russell recently posted a membership list for the Russell Microcap at: www.russell.com/US/Indexes.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. More than $2.5 trillion in assets currently are benchmarked to them. Investment managers who oversee these funds purchase shares of member stocks according to that company’s weighting in the particular index.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington, and Delaware in the U.S. and Canada.

About Russell

Russell, a global leader in multi-manager investment services, provides investment products and services in more than 39 countries. Russell manages more than $135 billion in assets and advises clients worldwide representing $2.3 trillion. Founded in 1936, Russell is a subsidiary of Northwestern Mutual and is headquartered in Tacoma, Wash., with additional offices in New York, Toronto, London, Paris, Singapore, Sydney, Auckland and Tokyo.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For More Information:	Investors:

Les Austin	Investor Relations
Vice President Finance and CFO	Matrix Service Company
Matrix Service Company	918-359-8222
918/838-8822	IR@matrixservice.com
laustin@matrixservice.com